Filed Pursuant To Rule 433

Registration No. 333-217785

November 16, 2017

INVESTMENT PROFESSIONAL USE ONLY
October 2017

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 10/15/2017
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	60,025,292	15,323,363,848	64,061,437	15,030	14,344	3,835,806	3,580,693	255	0.30	171,131,127
MDY	SPDR S&P MidCap 400® ETF	0.06	0.02	0.06	828,135	274,278,403	932,577	2,047	2,231	677,966	715,593	115	0.30	2,408,473
SLY	SPDR S&P 600 Small Cap ETF	0.32	0.25	0.27	15,802	2,074,839	16,497	1,844	1,584	242,136	199,125	122	0.50	5,857
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.01	0.01	0.01	2,274,475	524,568,919	2,480,523	2,346	1,862	541,058	415,803	141	0.30	5,922,493
SPTM	SPDR Portfolio Total Stock Market ETF	0.20	0.14	0.19	86,798	2,770,061	29,378	4,145	4,145	132,267	132,267	86,798	0.30	2,032
SPSM	SPDR Portfolio Small Cap ETF	0.13	0.18	0.13	46,492	1,367,596	15,736	2,625	2,625	77,228	77,228	46,492	0.40	15,051
SPLG	SPDR Portfolio Large Cap ETF	0.10	0.10	0.15	51,380	1,547,295	17,390	2,146	2,146	64,616	64,616	51,380	0.20	9,558
SPMD	SPDR Portfolio Mid Cap ETF	0.09	0.10	0.18	73,610	2,389,990	24,914	806	806	26,171	26,171	73,610	0.50	0
SPYX	SPDR S&P 500 Fossil Fuel Reserves Free ETF	0.10	0.16	0.12	6,335	392,437	10,029	993	1,157	61,516	70,114	105	0.30	2,598
SHE	SPDR SSGA Gender Diversity Index ETF	0.06	0.09	0.06	4,743	335,803	3,061	5,357	6,507	379,276	452,757	149	0.20	8,708
US Style														
SPYG	SPDR Portfolio S&P 500 Growth ETF	0.05	0.06	0.11	94,848	3,924,571	48,410	950	1,442	39,311	98,936	119	3.70	4,192
SPYV	SPDR Portfolio S&P 500 Value ETF	0.06	0.07	0.14	42,146	1,612,701	19,640	1,137	1,160	43,502	68,579	129	3.70	17,565
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.13	0.08	0.19	25,662	3,854,083	62,559	899	1,982	135,021	283,902	89	0.30	26,386
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.08	0.08	0.11	34,395	3,435,138	92,930	1,326	4,324	132,428	412,250	90	0.30	25,622
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.53	0.23	0.56	18,678	4,301,684	33,274	2,231	2,651	513,822	574,260	83	0.50	23,386
SLYV	SPDR S&P 600 Small Cap Value ETF	0.16	0.13	0.21	42,239	5,379,028	51,377	1,442	1,719	183,639	206,366	106	0.40	7,347
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	4,116,962	375,639,584	4,072,857	10,349	8,740	944,243	788,261	176	0.40	9,142,340
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.02	0.01	11,409,668	614,947,435	10,893,723	93,776	82,027	5,054,526	4,479,494	512	0.40	40,295,851

Source: NYSE, Nasdaq and BATS as of 10/31/2017. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS.
SPDR®

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 10/15/2017
US Sector (cont'd)														
XLE	Energy Select Sector SPDR Fund	0.01	0.01	0.01	9,764,470	663,177,733	11,661,208	24,534	22,251	1,666,104	1,464,116	237	0.30	29,569,115
XLF	Financial Select Sector SPDR Fund	0.01	0.04	0.01	48,845,784	1,289,304,811	51,272,749	980,029	991,321	25,872,766	25,169,640	1,469	0.40	62,857,141
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	6,532,215	539,866,397	6,402,949	16,818	15,180	1,390,008	1,233,527	279	0.40	20,485,185
XLI	Industrial Select Sector SPDR Fund	0.01	0.01	0.01	8,998,183	647,859,149	8,965,681	32,624	28,417	2,348,602	1,981,517	344	0.30	22,744,880
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	3,934,219	229,488,290	4,100,418	26,138	24,004	1,524,630	1,348,305	285	0.40	13,974,456
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	7,421,741	451,337,547	8,532,835	69,042	63,444	4,197,754	3,734,314	362	0.40	28,770,634
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	11,704,390	634,387,949	10,924,878	32,236	32,853	1,747,191	1,781,947	350	0.40	41,631,691
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	1,641,741	53,351,702	1,562,497	55,718	51,635	1,810,835	1,681,752	569	0.30	3,616,042
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.03	0.01	1,752,338	79,387,499	1,964,308	5,726	5,341	259,388	230,785	178	0.70	3,298,367
KCE	SPDR S&P Capital Markets ETF	0.11	0.20	0.10	16,856	902,874	10,018	2,158	2,391	115,582	124,380	66	0.50	20,366
KIE	SPDR S&P Insurance ETF	0.05	0.05	0.05	98,476	9,048,522	148,376	1,002	1,556	92,074	138,873	111	0.30	224,616
KRE	SPDR S&P Regional Banking ETF	0.01	0.02	0.01	5,755,509	326,886,210	5,375,045	3,980	3,892	226,064	211,764	168	0.80	19,342,661
XBI	SPDR S&P Biotech ETF	0.04	0.04	0.05	3,473,501	297,263,019	3,497,058	1,374	1,709	117,587	140,497	142	0.60	22,606,823
XNTK	SPDR NYSE Technology ETF	0.12	0.14	0.14	19,553	1,581,203	10,150	1,503	2,030	121,548	162,339	129	0.40	1,454
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	1,335,907	54,382,856	1,603,073	11,632	12,670	473,539	495,270	225	0.40	7,658,302

Source: NYSE, Nasdaq and BATS as of 10/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 10/15/2017
US Industry (cont'd)														
XME	SPDR S&P Metals & Mining ETF	0.01	0.03	0.01	2,334,011	76,085,695	2,349,978	8,742	6,515	285,164	207,763	222	0.80	6,994,716
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.01	0.10	0.02	596,063	9,277,017	545,583	9,630	9,312	149,843	140,332	262	1.10	704,346
XITK	SPDR FactSet Innovative Technology ETF	0.10	0.13	0.11	2,149	777	2,282	375	384	2,772	29,184	199	0.50	3,177
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	10,745,453	358,811,921	13,232,982	14,851	14,734	495,726	469,131	241	0.80	61,969,267
XPH	SPDR S&P Pharmaceuticals ETF	0.04	0.08	0.04	90,945	3,892,450	101,371	1,617	1,908	69,208	80,365	152	0.70	1,082,813
XRT	SPDR S&P Retail ETF	0.01	0.03	0.01	3,950,039	160,027,665	3,813,696	7,772	6,646	314,844	267,834	177	0.70	26,744,363
XSD	SPDR S&P Semiconductor ETF	0.04	0.06	0.04	48,513	3,298,532	58,416	1,302	1,522	88,523	98,154	136	0.60	301,649
XHE	SPDR S&P Health Care Equipment ETF	0.22	0.34	0.23	15,754	998,240	11,777	2,404	2,732	152,341	169,848	103	0.60	37,423
XTL	SPDR S&P Telecom ETF	0.15	0.21	0.22	6,743	469,372	10,837	767	1,366	53,391	95,415	80	0.50	603
XAR	SPDR S&P Aerospace & Defense ETF	0.05	0.06	0.05	144,590	11,814,642	143,685	1,832	1,750	149,693	136,098	147	0.40	2,291,047
XHS	SPDR S&P Health Care Services ETF	0.15	0.26	0.14	8,960	532,702	7,326	1,907	1,771	113,390	105,498	122	0.90	12,948
XSW	SPDR S&P Software & Services ETF	0.22	0.33	0.16	3,162	212,769	5,355	3,474	2,157	235,572	137,940	209	0.50	1,088
XTH	SPDR S&P Technology Hardware ETF	0.25	0.32	0.26	711	35,799	485	4,463	4,551	352,265	349,608	199	1.00	8,593
XTN	SPDR S&P Transportation ETF	0.06	0.09	0.05	18,846	1,139,701	22,187	1,444	1,969	87,319	113,139	136	0.60	21,717
XWEB	SPDR S&P Internet ETF	0.26	0.35	0.25	313	16,722	280	3,820	4,256	283,253	305,794	29	0.80	723
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.04	0.04	0.04	128,195	11,884,864	121,599	1,524	1,766	141,260	164,026	149	0.30	74,613
RWO	SPDR Dow Jones Global Real Estate ETF	0.04	0.08	0.04	226,397	10,826,438	195,308	1,031	1,235	49,302	59,206	218	0.30	233,576
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.04	0.01	492,084	18,904,437	440,766	6,318	5,766	242,674	223,548	272	0.30	2,394,061

Source: NYSE, Nasdaq and BATS as of 10/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 10/15/2017
Global Equities														
DGT	SPDR Global Dow ETF	0.39	0.48	0.44	1,774	143,400	1,249	519	546	42,335	43,926	128	0.30	969
GII	SPDR S&P Global Infrastructure ETF	0.15	0.29	0.15	6,228	325,154	11,198	549	801	28,663	42,125	100	0.30	4,688
GNR	SPDR S&P Global Natural Resources ETF	0.10	0.21	0.07	124,751	5,828,524	104,018	1,359	1,221	63,492	55,678	259	0.30	25,446
CWI	SPDR MSCI ACWI ex-US ETF	0.02	0.06	0.03	106,046	4,062,675	103,680	11,708	11,593	448,533	435,897	496	0.20	91,632
ACIM	SPDR MSCI ACWI IMI ETF	0.33	0.43	0.36	2,625	195,088	3,750	445	470	33,971	34,832	69	0.20	1,172
EFAX	SPDR MSCI EAFE Fossil Fuel Reserves Free ETF	0.28	0.40	0.35	1,396	99,198	3,116	450	478	32,279	33,804	34	0.40	1,931
SPDW	SPDR Portfolio World ex- US ETF	0.03	0.09	0.03	126,239	3,916,500	42,727	14,042	14,042	435,583	435,583	126,239	0.20	107,701
GWX	SPDR S&P International Small Cap ETF	0.06	0.18	0.07	286,758	10,061,166	129,592	2,069	1,902	72,601	66,437	329	0.30	3,568
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.20	0.22	0.15	2,164	187,628	1,566	309	695	26,979	59,930	109	0.30	2,617
International Developed Equities - Region/Country														
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.02	0.01	1,795,510	74,181,790	2,254,704	99,099	90,673	4,093,780	3,671,350	354	0.30	6,911,018
FEU	SPDR STOXX Europe 50 ETF	0.07	0.19	0.07	78,657	2,803,026	50,149	910	1,040	32,432	36,598	273	0.30	6,127
SMEZ	SPDR EURO STOXX Small Cap ETF	0.17	0.27	0.16	9,377	584,856	4,998	443	510	27,723	31,707	91	0.40	1,515
Emerging Market Equities														
SPEM	SPDR Portfolio Emerging Markets ETF	0.08	0.13	0.09	121,344	4,494,147	41,070	1,149	1,149	42,559	42,559	121,344	0.40	4,615
GMF	SPDR S&P Emerging Asia Pacific ETF	0.19	0.18	0.18	16,731	1,702,875	21,759	531	533	54,045	53,055	108	0.40	52,508
EEMX	SPDR MSCI Emerging Markets Fossil Fuel Reserves Free ETF	0.24	0.35	0.53	3,026	200,008	1,726	304	364	20,687	24,454	129	1.20	1,824
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.07	0.14	0.09	48,027	2,423,947	48,883	694	769	35,026	38,189	171	0.40	31,435

Source: NYSE, Nasdaq and BATS as of 10/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 10/15/2017
Emerging Market Equities (cont'd)														
GXC	SPDR S&P China ETF	0.11	0.10	0.12	65,262	6,903,426	63,088	339	392	35,856	39,839	69	0.70	26,613
XINA	SPDR MSCI China A Shares IMI ETF	0.10	0.41	0.14	1,203	26,718	442	326	314	7,863	7,571	237	0.80	2,433
Advanced Beta - Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.07	0.21	0.07	45,731	1,405,783	47,315	662	847	20,350	26,265	170	0.50	20,718
DWX	SPDR S&P International Dividend ETF	0.04	0.11	0.06	101,866	4,119,109	116,120	881	1,513	35,628	61,277	195	0.20	80,612
SDY	SPDR S&P Dividend ETF	0.02	0.02	0.02	390,516	36,169,765	388,704	1,573	1,433	145,691	129,873	160	0.30	692,370
WDIV	SPDR S&P Global Dividend ETF	0.07	0.10	0.08	9,276	632,434	10,702	494	537	33,681	36,392	157	0.30	4,030
SPYD	SPDR Portfolio S&P 500 High Dividend ETF	0.03	0.08	0.06	71,313	2,593,564	50,848	1,867	3,857	67,903	138,621	180	0.20	24,790
Advanced Beta - Multi Factor														
QCAN	SPDR MSCI Canada StrategicFactors ETF	0.05	0.09	0.05	2,158	127,515	2,270	949	841	57,092	49,636	207	0.30	58
QDEU	SPDR MSCI Germany StrategicFactors ETF	0.05	0.08	0.06	1,013	62,083	1,000	993	985	63,582	61,612	115	0.40	4,304
QJPN	SPDR MSCI Japan StrategicFactors ETF	0.25	0.33	0.26	1,863	138,076	826	513	503	38,383	37,529	98	0.40	473
QGBR	SPDR MSCI United Kingdom StrategicFactors ETF	0.16	0.30	0.15	703	34,071	4,080	895	903	47,480	47,119	84	0.50	1,035
QEFA	SPDR MSCI EAFE StrategicFactors ETF	0.31	0.49	0.30	9,618	614,523	13,633	719	942	45,944	59,308	112	0.30	6,907
QWLD	SPDR MSCI World StrategicFactors ETF	0.23	0.32	0.51	258	16,943	653	978	922	71,462	65,711	61	0.30	212
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	0.28	0.45	0.28	6,387	398,909	6,970	623	639	38,913	39,369	101	0.50	65,267
QUS	SPDR MSCI USA StrategicFactors ETF	0.09	0.12	0.13	4,655	339,094	4,194	510	329	37,465	23,688	96	0.20	4,644
Advanced Beta - Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.15	0.26	0.13	669	37,524	652	4,508	4,213	263,763	241,826	99	0.30	11,444

Source: NYSE, Nasdaq and BATS as of 10/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 10/15/2017
Advanced Beta - Single Factor (cont'd)														
VLU	SPDR S&P 1500 Value Tilt ETF	0.49	0.51	0.54	393	36,639	571	558	623	54,394	58,761	9	0.30	1,103
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.54	0.50	0.54	783	79,956	878	891	752	96,959	79,735	113	0.40	1,619
LGLV	SPDR SSGA US Large Cap Low Volatility Index ETF	0.15	0.17	0.33	2,341	210,065	2,226	327	468	29,508	41,469	67	0.30	2,642
SMLV	SPDR SSGA US Small Cap Low Volatility Index ETF	0.25	0.26	0.31	6,842	662,879	7,284	1,744	2,469	168,959	230,975	101	0.40	5,877
ONEY	SPDR Russell 1000 Yield Focus ETF	0.16	0.22	0.26	280	17,610	771	913	3,687	65,152	257,979	42	0.40	722
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.17	0.23	0.32	7,386	542,489	4,667	548	811	40,245	58,489	160	0.30	38,467
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.15	0.21	0.26	1,705	121,043	4,241	817	1,104	59,224	78,329	163	0.30	47,717
Advanced Beta - Fixed Income														
CBND	SPDR Bloomberg Barclays Issuer Scored Corporate Bond ETF	0.07	0.23	0.11	5,750	186,196	5,866	392	422	12,693	13,664	75	0.20	1,950
Fixed Income - US Government														
BIL	SPDR Bloomberg Barclays 1-3 Month T-Bill ETF	0.01	0.02	0.01	580,329	26,538,090	581,567	1,643,467	1,494,216	75,155,746	68,330,498	829	0.00	365,902
ITE	SPDR Bloomberg Barclays Intermediate Term Treasury ETF	0.06	0.10	0.06	41,983	2,514,976	36,461	9,543	9,391	571,721	564,775	334	0.10	11,165
SPTL	SPDR Portfolio Long Term Treasury ETF	0.04	0.07	0.05	42,831	1,534,868	14,497	6,440	6,440	230,810	230,810	42,831	0.40	18,917
IPE	SPDR Bloomberg Barclays TIPS ETF	0.05	0.09	0.06	44,370	2,502,084	36,906	5,446	5,904	307,100	333,753	295	0.20	33,233
SPTS	SPDR Portfolio Short Term Treasury ETF	0.03	0.08	0.02	25,627	770,693	8,674	5,072	5,072	152,515	152,515	25,627	0.00	8,584
TIPX	SPDR Bloomberg Barclays 1-10 Year TIPS ETF	0.03	0.17	0.04	23,907	463,960	19,875	2,212	2,066	43,112	40,328	343	0.10	49,338
Fixed Income - US Investment Grade Corporates														
SPSB	SPDR Portfolio Short Term Corporate Bond ETF	0.01	0.04	0.01	227,365	6,966,838	76,954	20,831	20,831	638,262	638,262	227,365	0.00	251,205
SPIB	SPDR Portfolio Intermediate Term Corporate Bond ETF	0.02	0.05	0.02	217,522	7,501,192	73,623	10,835	10,835	373,591	373,591	217,522	0.10	62,860

Source: NYSE, Nasdaq and BATS as of 10/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 10/15/2017
Fixed Income - US Investment Grade Corporates (cont'd)														
SPLB	SPDR Portfolio Long Term Corporate Bond ETF	0.09	0.24	0.08	17,221	483,013	5,829	2,270	2,270	63,674	63,674	17,221	0.30	6,176
FLRN	SPDR Bloomberg Barclays Investment Grade Floating Rate ETF	0.01	0.04	0.01	201,864	6,203,536	230,813	12,246	9,559	376,320	293,557	221	0.00	39,539
Fixed Income - High Yield														
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	0.01	0.03	0.01	6,515,041	242,438,869	7,865,975	107,773	106,488	4,010,233	3,950,705	532	0.10	40,576,334
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	1,208,199	33,698,225	1,385,511	29,605	36,013	825,683	1,002,962	360	0.10	708,012
CJNK	SPDR ICE BofAML Crossover Corporate Bond ETF	0.15	0.55	0.15	19,266	515,007	12,684	456	487	12,189	12,993	252	0.20	12,672
Fixed Income - US Mortgage														
MBG	SPDR Bloomberg Barclays Mortgage Backed Bond ETF	0.05	0.19	0.06	17,372	454,806	29,719	984	3,198	25,761	84,107	306	0.10	3,577
Fixed Income - US Aggregate														
SPAB	SPDR Portfolio Aggregate Bond ETF	0.04	0.09	0.04	136,316	3,923,523	46,138	9,064	9,064	260,862	260,862	136,316	0.10	25,028
Fixed Income - Hybrids														
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	0.01	0.02	0.01	836,535	42,930,957	927,211	2,388	2,569	122,552	130,685	165	0.20	932,899
PSK	SPDR Wells Fargo Preferred Stock ETF	0.05	0.11	0.05	52,624	2,348,758	52,127	1,915	5,983	85,466	268,517	172	0.10	39,022
Fixed Income - Municipal														
SHM	SPDR Nuveen Bloomberg Barclays Short Term Municipal Bond ETF	0.01	0.03	0.01	261,522	12,704,833	276,595	11,328	11,142	550,314	542,950	421	0.00	129,183
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	0.02	0.04	0.02	337,922	16,557,480	260,760	3,315	3,294	162,435	161,735	78	0.10	121,836
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.14	0.25	0.15	103,459	5,792,781	76,161	564	680	31,578	38,583	129	0.20	135,508
Fixed Income - International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.11	0.20	0.17	54,896	3,123,152	31,146	888	867	50,518	49,610	198	0.30	4,108

Source: NYSE, Nasdaq and BATS as of 10/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

7

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 10/15/2017
Fixed Income - International (cont'd)														
BWZ	SPDR Bloomberg Barclays Short Term International Treasury Bond ETF	0.14	0.44	0.16	27,839	885,513	28,265	1,021	965	32,478	30,957	379	0.40	146,209
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	0.02	0.07	0.03	396,918	11,101,072	461,941	1,864	1,515	52,136	42,965	178	0.20	608,927
IBND	SPDR Bloomberg Barclays International Corporate Bond ETF	0.10	0.28	0.10	44,089	1,521,059	43,067	897	979	30,947	33,903	159	0.30	10,568
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	0.04	0.15	0.08	167,880	4,924,646	106,977	574	1,206	16,835	35,794	223	0.30	279,350
Commodity														
GLD*	SPDR Gold Trust	0.01	0.01	0.01	6,264,623	762,040,720	7,563,647	12,366	12,227	1,504,200	1,505,021	190	0.40	10,960,194
NANR	SPDR S&P North American Natural Resources ETF	0.07	0.21	0.07	27,065	918,819	24,975	1,453	1,610	49,329	53,484	155	0.40	12,532
Active - Asset Allocation														
RLY	SPDR SSgA Multi-Asset Real Return ETF	0.11	0.42	0.11	14,799	374,618	15,073	4,783	6,444	121,058	160,971	267	0.30	50,070
INKM	SPDR SSgA Income Allocation ETF	0.08	0.24	0.09	7,685	254,890	6,226	9,379	10,069	311,289	332,982	342	0.20	28,979
GAL	SPDR SSgA Global Allocation ETF	0.06	0.15	0.07	13,502	502,441	15,022	6,954	7,244	258,758	265,637	161	0.20	7,209
DWFI	SPDR Dorsey Wright Fixed Income Allocation ETF	0.04	0.15	0.04	31,335	801,573	36,637	7,004	5,700	179,162	146,262	384	0.39	43,609
Active - Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.18	0.25	0.24	1,320	93,218	2,623	512	1,319	37,084	92,778	58	0.30	365
SYG	SPDR MFS Systematic Growth Equity ETF	0.17	0.23	0.24	2,953	225,216	3,065	724	899	55,321	67,218	121	0.30	2,642
SYV	SPDR MFS Systematic Value Equity ETF	0.11	0.17	0.14	747	46,763	478	323	797	20,523	49,669	61	0.50	287
Active - Fixed Income														
TOTL	SPDR DoubleLine Total Return Tactical ETF	0.02	0.04	0.02	366,138	17,970,865	352,530	3,792	4,539	186,111	223,727	216	0.10	59,316
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF	0.12	0.24	0.11	2,049	104,815	3,988	1,109	3,783	56,786	193,215	177	0.31	370

Source: NYSE, Nasdaq and BATS as of 10/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

8

SPDR® ETF Trading Report Ticker ETF Name Spread ($) Spread (%) Spread ($) vs. 3 mo. trailing Consolidated Avg. Daily Volume (shares) Consolidated Avg. Daily Volume ($) Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing Avg. Quote Size (shares) Avg. Quote Size (Shares) vs. 3 mo. trailing Avg. Quote Size ($) Avg. Quote Size ($) vs. 3 mo. trailing Avg. Trade Size Daily Volatility (%) Short Interest as of 10/15/2017 Active - Fixed Income (cont’d) STOT SPDR DoubleLine Short Duration Total Return Tactical ETF 0.07 0.15 0.14 8,353 413,985 8,023 675 1,415 33,447 70,478 241 0.15 6,899 SRLN SPDR Blackstone / GSO Senior Loan ETF 0.01 0.03 0.01 539,919 25,602,878 403,580 18,475 11,415 876,085 540,614 260 0.00 317,707 ULST SPDR SSgA Ultra Short Term Bond ETF 0.06 0.15 0.07 4,542 182,973 4,734 3,519 2,719 141,781 109,521 161 0.10 2,099 Source: NYSE, Nasdaq and BATS as of 10/31/2017. Past performance is not a guarantee of future results. State Street Global Advisors 9

SPDR® ETF Trading Report ssga.com | spdrs.com Not FDIC Insured • No Bank Guarantee • May Lose Value State Street Global Advisors © 2017 State Street Corporation. All Rights Reserved. IBG-25853 Exp. Date: 11/30/2018 SPD001472 State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000. Important Risk Information ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. State Street Global Advisors and SSGA are registered trademarks of State Street Corporation. There is no relationship between Dorsey Wright & Associates, LLC (collectively with its parent companies and affiliates, “Dorsey Wright”) and State Street Global Advisors (“SSGA”) other than a license by Dorsey Wright to SSGA of certain Dorsey Wright trademarks and trade names, and the Dorsey Wright Fixed Income Rotation Index (“Index”), for use by SSGA. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.